Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-52269 and 333-44089 on Form S-3 and Registration Statement No. 333-38342 on Form S-8 of Price Communications Corporation of our report (relating to the financial statements of Verizon Wireless of the East LP as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005), dated March 13, 2006, appearing in this Annual Report on Form 10-K of Price Communications Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
New York, New York
March 13, 2006